Exhibit 5.1

April 16, 2020

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

Re:	Registration Statement of Intellinetics, Inc., on Form S-1, filed with the United States Securities and Exchange Commission on or about this date (the “Registration Statement”)

Ladies and Gentlemen:

We are acting as special Nevada counsel for Intellinetics, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (a) 955,000 shares of common stock, par value $0.001 per share (the “2020 Securities Offering Shares”), issued to investors in a private placement of securities completed on March 2, 2020; (b) 1,433,740 shares of common stock, par value $0.001 per share (the “2020 Note Conversion Shares”), issued to noteholders upon the conversion on March 2, 2020 of all the outstanding principal and interest payable by the Company pursuant to convertible notes held by such noteholders; (c) 35,250 shares of common stock, par value $0.001 per share, issued to the placement agent in connection with the 2020 Note Conversion Shares (the “Placement Agent Compensation Shares”); and (d) up to 95,500 shares of common stock, par value $0.001 per share, issuable upon the exercise of warrants (the “Placement Agent Warrants”) issued to the placement agent in connection with the 2020 Securities Offering Shares (the “Placement Agent Warrant Shares”), all of which shares of the Company’s common stock are to be offered and sold under the Registration Statement by certain selling stockholders as set forth in the Registration Statement and the Prospectus included therein.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We have examined originals or copies of each of the documents listed below:

a)	Certificate of Existence with Status in Good Standing relating to the Company, issued by the Nevada Secretary of State.

b)	The Articles of Incorporation of the Company, and all amendments thereto, certified by an officer of the Company on the date hereof.

c)	The Bylaws of the Company, and all amendments thereto, certified by an officer of the Company on the date hereof.

d)	Resolutions of the Board of Directors of the Company, dated February 26, 2020, and February 28, 2020, and April 15, 2020, relating to, among other things, the issuance and registration of the (a) 2020 Securities Offering Shares, (b) 2020 Note Conversion Shares, (c) Placement Agent Compensation Shares, and (d) Placement Agent Warrant Shares.

e)	The Registration Statement.

We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the foregoing documents.

February 6, 2018 Page 2

We have also examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.	The 2020 Securities Offering Shares were duly authorized, validly issued, fully paid and non-assessable, so long as the certificates representing the 2020 Securities Offering Shares conform to the specimen thereof examined by us and have been properly executed and delivered in accordance with Nevada law.

2.	The 2020 Note Conversion Shares were duly authorized, validly issued, fully paid and non-assessable, so long as the certificates representing the 2020 Note Conversion Shares conform to the specimen thereof examined by us and have been properly executed and delivered in accordance with Nevada law.

3.	The Placement Agent Compensation Shares were duly authorized, validly issued, fully paid and non-assessable, so long as the certificates representing the Placement Agent Compensation Shares conform to the specimen thereof examined by us and have been properly executed and delivered in accordance with Nevada law.

4.	The Placement Agent Warrant Shares, issuable upon the exercise of the Placement Agent Warrants, will be duly authorized, validly issued, fully paid and non-assessable, so long as, at the time of issuance (a) the Company has sufficient shares of its authorized common stock available for such issuance, and (b) the certificates representing the Placement Agent Warrant Shares conform to the specimen thereof examined by us and have been properly executed and delivered in accordance with Nevada law.

This opinion letter is intended solely for use in connection with the filing of the Registration Statement and any amendments thereto, relating to the registration and offering of the 2020 Securities Offering Shares, 2020 Note Conversion Shares, Placement Agent Compensation Shares, and Placement Agent Warrant Shares, as described in the Registration Statement.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or, in the case of Nevada, any other laws, including any matters of municipal law or the laws of any local agencies within any state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws or regulations, including any federal securities laws or regulations, or any state securities or “blue sky” laws or regulations.

This opinion is issued in the State of Nevada. By issuing this opinion, McDonald Carano LLP (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinion expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing

We consent to your filing this opinion as an exhibit to the Registration Statement (and any amendments thereto) and to the reference to our firm contained under the heading “Legal Matters.” This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

McDonald carano llp